UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 FORM 8‑K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2019 (April 2, 2019)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700, Nashville, Tennessee 37203
(Address of principal executive offices) (Zip Code)

(615) 269-8175
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Healthcare Realty Trust Incorporated (the "Company") recently acquired four medical office buildings in three separate transactions for an aggregate purchase price of $121.0 million. The transactions were primarily funded with net proceeds of $115.9 million from the Company’s equity offering completed on March 19, 2019. Following are details regarding these acquisitions:

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On March 28, 2019, the Company acquired a multi-tenant medical office building on the campus of Indiana University Health's Methodist Hospital in Indianapolis for $47.0 million. The 143,499 square foot building is 100% leased.

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On March 28, 2019, the Company acquired two multi-tenant medical office buildings on the campus of Inova Health System’s Fair Oaks Hospital, in the Washington, D.C. area for $46.0 million. These buildings total 158,338 square feet and are 72.8% leased in the aggregate.

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On April 2, 2019, the Company acquired a multi-tenant medical office building adjacent to Piedmont Hospital in the Buckhead area of Atlanta for $28.0 million. This 47,936 square foot building is 100% leased.

In aggregate, the four buildings are 87.7% leased and were acquired at an average capitalization rate of 5.3%. The properties expand Healthcare Realty’s presence in three of its top markets and extend the Company’s existing relationships with three market leading, investment-grade health systems. On April 2, 2019, the Company issued a press release regarding the transactions discussed in this report. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release dated April 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ J. Christopher Douglas
J. Christopher Douglas
Executive Vice President and Chief Financial Officer

Date: April 2, 2019